U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person*

   Stolper               Darryl                    M.
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   (Last)               (First)                 (Middle)


   c/o Unitrend, Inc.   4665 W. Bancroft St.
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                        (Street)


   Toledo                 OH                    43615
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   8/19/02

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   Unitrend, Inc.
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

     |X|   Director                             | |   10% Owner
     | |   Officer (give title below)           |_|   Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)

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7. Individual or Joint/Group Filing (Check applicable line)

   |X| Form filed by One Reporting Person
   |_| Form filed by More than One Reporting Person
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


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             Table I -- Non-Derivative Securities Beneficially Owned
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


1. Title of Security                   2. Amount of Securities    3. Ownership Form:    4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                             Beneficially Owned         Direct (D) or         (Instr. 5)
                                          (Instr. 4)                 Indirect (I)
                                                                     (Instr. 5)
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Common                                 5,200                      Direct                 N/A
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the Form is filed by more than one Reporting Person see instruction 5(b)(v).

                                                                          (Over)
                                                                 SEC 1473 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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
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1. Title of Derivative Security     2. Date Exercisable   3.   Title and Amount       4. Conversion   5. Ownership   6. Nature  of
   (Instr. 4)                                and                 of Securities          or  Exercise      Form of        Indirect
                                       Expiration  Date     Underlying Derivative         Price of       Derivative     Beneficial
                                       (Month/Day/Year)       Security  (Instr. 4)       Derivative       Security      Ownership
                                    -------------------   --------------------------      Security       Direct (D)     (Instr. 5)
                                      Date     Expira-     Title             Amount                         or
                                      Exer-     tion                           or                       Indirect (I)
                                     cisable    Date                         Number                      (Instr. 5)
                                                                               of
                                                                             Shares

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

Explanation of Responses:






      /S/ Darryl M. Stolper                                  August 19, 2002
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      ** Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.